Exhibit 99.1

Contacts

For AmerisourceBergen:	For PharMerica:	For Kindred Healthcare:
Michael N. Kilpatric	Michael J. Culotta	Susan E. Moss
Vice President, Corporate &	Chief Financial	Vice President of
Investor Relations	Officer	Corporate Communications
610-727-7118	502-627-7475	502-596-7296

FOR IMMEDIATE RELEASE:

AMERISOURCEBERGEN AND KINDRED HEALTHCARE ANNOUNCE COMPLETION OF TRANSACTION TO CREATE PHARMERICA CORPORATION

VALLEY FORGE, Pa. & LOUISVILLE, Ky., July 31, 2007 – AmerisourceBergen Corporation (NYSE: ABC) and Kindred Healthcare, Inc. (NYSE: KND) today announced that they have completed the transaction which combines their respective institutional pharmacy businesses to create PharMerica Corporation, a new, independent, publicly traded company. The new company is listed on the New York Stock Exchange under the symbol “PMC” (NYSE: PMC) and will begin “regular way” trading, tomorrow, August 1, 2007.

Summary of Transaction:

•	The combination is a tax-free transaction resulting in AmerisourceBergen and Kindred stockholders each holding approximately 50 percent of the shares of PharMerica Corporation or PharMerica.

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In connection with the transaction, the institutional pharmacy businesses of AmerisourceBergen and Kindred, PharMerica Long-Term Care, Inc., or PharMerica LTC, and Kindred Pharmacy Services, Inc., or KPS, respectively, each made a one-time tax-free cash distribution of $125 million to their respective parent companies.

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PharMerica LTC and KPS funded the distributions by borrowing $125 million each for a total of $250 million of new debt. PharMerica assumed and repaid this debt as part of the transaction. In connection with the transaction, PharMerica entered into a new senior secured credit facility (consisting of a $275 million term loan facility and a $100 million revolving credit facility) to refinance the initial financings entered into by PharMerica LTC and KPS and provide PharMerica with sufficient cash for operations. As a result of the distributions and transaction costs associated with the transaction, PharMerica has approximately $295 million of outstanding indebtedness after the closing of the transaction.

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AmerisourceBergen will continue to provide pharmaceutical distribution to PharMerica. Kindred will provide information systems support and some administrative support services to PharMerica for a period of time.

•	Additional information on PharMerica is available in its registration statement on Form S-4/S-1 located at www.sec.gov and on its website www.pharmerica.com.

“PharMerica’s goal is to be the nation’s leading provider of institutional pharmacy programs and services,” said Gregory S. Weishar, PharMerica Chief Executive Officer. “By providing quality, innovative pharmacy services we will be able to create value for our customers, patients, employees and stockholders.”

About PharMerica Corporation

PharMerica Corporation is an institutional pharmacy services provider dedicated to providing quality customer service and innovative pharmacy solutions to institutional customers and patients in long-term care settings. PharMerica is a public company formed through the combination of the institutional pharmacy business of national healthcare services company Kindred Healthcare, Inc. and pharmaceutical services company AmerisourceBergen Corporation. As a result of this combination, PharMerica ranks as an industry-leading U.S. provider of institutional pharmacy services in terms of annual revenues. Headquartered in Louisville, Kentucky, PharMerica operates more than 120 institutional pharmacies in over 40 states that serve approximately 310,000 beds for patients of long-term facilities. PharMerica has approximately 5,500 employees nationwide. For more information, go to www.pharmerica.com.

Information related to the transaction and business combination is available in the amended Form S-4/S-1 Registration Statement filed with the Securities and Exchange Commission by PharMerica Corporation on July 13, 2007, available at http://www.sec.gov.

PharMerica Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding PharMerica’s goal to be the nation’s leading provider of institutional pharmacy programs and services and the creation of value for PharMerica’s customers, patient, employees and stockholders by providing quality, innovative pharmacy services, that are based on current expectations, estimates, PharMerica’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond PharMerica’s control and difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

Although PharMerica believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a forward-looking statement in this press release should not be regarded as a representation by PharMerica that its plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements. Factors which could cause PharMerica’s actual results to be materially different from those expressed in or implied by the forward-looking statements PharMerica makes are set forth under the captions “Cautionary Statements Regarding Forward-Looking Statements” and “Risk Factors” in PharMerica’s registration statement on Form S-4/S-1 filed with the Securities and Exchange Commission. The information and the forward-looking statements in this press release are as of the date of this press release and PharMerica undertakes no obligation to update this information as the result of subsequent events or developments, other than as required by law.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $64 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 11,500 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

About Kindred Healthcare

Kindred Healthcare, Inc. (NYSE:KND) is a Fortune 500 healthcare services company, based in Louisville, Kentucky, with annual revenues of $4.2 billion that provides services in approximately 560 locations in 39 states. Kindred through its subsidiaries operates long-term acute care hospitals, skilled nursing centers and a contract rehabilitation services business, Peoplefirst Rehabilitation Services, across the United States. Kindred’s 51,000 employees are committed to providing high quality patient care and outstanding customer service to become the most trusted and respected provider of healthcare services in every community we serve. For more information, go to www.kindredhealthcare.com.

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